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                                 EXHIBIT "99.1"



August 28, 2001

Dear Randy:

RE: OFFER BY TISAI INC. TO PURCHASE ALL ASSETS OF NETMEASURE TECHNOLOGY (CANADA)
    INC. (THE "OFFER")

Tisai will be unable to close the Offer on August 31, 2001.

As we indicated previously, we think that substantial working capital will be required for continued product development and marketing in order to make the ProbeNet technology a commercial success. Unfortunately we have not yet been able to secure all the required financing at this time. However, we will continue in our efforts to secure the additional funds.

When, and if, we have been able to arrange the required financing, we will make another offer. I will keep you advised of our progress in that regard.

Finally, if Tisai is ultimately not successful in securing the necessary financing and unable to close a deal to purchase the Assets, you have my assurance as per the terms of our Proprietary Information Agreement, that Tisai will not be entering into ProbeNet's market space with a competitive offering.




Yours truly,

Walter Stein

President and CEO
Tisai Inc.